Exhibit 99.1

Solazyme Reports Third Quarter 2012 Results

Renewable Oil Production Capacity Buildouts in Brazil and France on Schedule

Executes JV Expansion Framework Agreement with Bunge Which Sets Forth the Intent to Expand the Solazyme Bunge Renewable Oils JV to 300,000 MT Annualized Production

Enters Strategic Collaboration, Manufacturing and Market Development Agreements with

Archer Daniels Midland Company Including Capital Efficient Manufacturing Capacity in North America

South San Francisco, CA – November 14, 2012 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today financial results for the third quarter ended September 30, 2012 and recent key corporate highlights.

The Company also announced separately today two important business developments:

•

The signing of a JV Expansion Framework Agreement for its Solazyme Bunge Renewable Oils JV, which sets forth the intent to increase production capacity to 300,000 MT annually by 2016, includes new plans to broaden the portfolio of oils produced by the JV and describes joint market development for tailored food oils in Brazil; and

•

The signing of strategic collaboration, manufacturing and market development agreements in which Solazyme and the Archer-Daniels-Midland Company (NYSE: ADM) will produce Solazyme’s tailored algal oils in ADM’s advanced fermentation plant in Clinton, Iowa.

“We continue to execute on our commercialization strategy, highlighted by on-target progress with our capacity build-outs, the execution of a JV expansion framework agreement with Bunge, and our new strategic relationship with ADM,” said Jonathan Wolfson, CEO of Solazyme. “We are actively supplying tailored oils from Peoria to customers, and positioning ourselves for our future commercial-scale operations when Moema, Clinton and other facilities come online.”

“At the same time, we have made substantial progress in recent months in growing our portfolio of high-value tailored triglyceride oil profiles targeted at attractive markets in food, confectionary and personal care,” Wolfson continued. “These developments are enabling us to showcase our value proposition to potential customers across attractive end markets, a key step in our strategy for long-term value creation.”

Financial Results

Total revenue for the third quarter ended September 30, 2012 was $8.6 million compared with $8.9 million in the third quarter of 2011. Third quarter GAAP net loss was $22.5 million, which compares with net loss of $14.1 million in the prior year period. On a non-GAAP basis, the net loss attributable to Solazyme, Inc. common stockholders was $19.4 million for the third quarter of 2012, compared with net loss attributable to common stockholders of $11.5 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

“We continue to prudently manage the business, and we are proud to remain on schedule with all major projects. We have a healthy balance sheet and increasing partner commitments, and we are making steady progress against our planned capacity and commercialization strategy,” said Tyler Painter, CFO of Solazyme.

Other Recent Business Highlights

•

Solazyme Bunge Renewable Oils pours foundation for Brazil facility: Solazyme and Bunge Global Innovation LLC (“Bunge”), a wholly-owned subsidiary of Bunge Limited (NYSE: BG), remain on track for a 100,000 metric ton renewable oil production facility adjacent to Bunge’s Moema sugarcane mill in Brazil. The earthwork has been concluded and the foundation work recently begun.

•	Solazyme Roquette Nutritional Joint Venture Continues Forward: The Phase II buildout for 5,000 MT of production in Lestrem is on track for completion in 2Q13.

•	Peoria Manufacturing Operation: Peoria is currently producing high oleic and lauric oils, among others, for partners and routinely shipping multi-ton tailored oil samples to strategic partners.

•

Algenist®: Revenue continues to climb reaching nearly $12 million for the year to date, more than double the comparable year-ago period. During the third quarter, we introduced two new SKUs, bringing the total number to fifteen.

Conference Call

Solazyme will hold a conference call for investors on November 14 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 38851131 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) fuels and chemicals, (2) nutrition and (3) skin and personal care.

Solazyme®, the Solazyme logo and other trademarks or service names are trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net-Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization plans and commercialization timetable for tailored oils; market opportunities; the capacity of planned facilities; the timetable for bringing facilities online; development of additional tailored oils; meeting commercialization and technology targets; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing and operating commercial manufacturing facilities; market acceptance of its products; delays related to construction or start-up of production facilities; its access to adequate supply of feedstock on favorable terms; its ability to manage operational costs at production facilities; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Mike Smargiassi

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

smarg@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and nine months ended September 30, 2012 and 2011

In thousands, except per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues
Research and development programs	$4,810	$7,051	$23,838	$18,542
Product revenues	3,773	1,886	11,846	5,535

Total revenues	8,583	8,937	35,684	24,077
Costs and operating expenses (1)
Cost of product revenue	1,331	554	3,907	1,592
Research and development	16,534	10,866	50,276	28,692
Sales, general and administrative	13,849	11,527	41,628	28,591

Total costs and operating expenses	31,714	22,947	95,811	58,875

Loss from operations	(23,131)	(14,010)	(60,127)	(34,798)
Other income (expense)
Interest and other income (expense), net	626	(76)	1,262	115
Loss on equity method investment	(683)	—	(1,193)	—
Gain (Loss) from change in fair value of warrant liability	685	—	1,536	(3,637)

Total other income (expense)	628	(76)	1,605	(3,522)

Net Loss	(22,503)	(14,086)	(58,522)	(38,320)
Accretion of redeemable convertible preferred stock	—	—	—	(60)

Net loss attributable to Solazyme, Inc. common stockholders	$(22,503)	$(14,086)	$(58,522)	$(38,380)

Net loss per share attributable to Solazyme, Inc. common stockholders, basic and diluted	$(0.37)	$(0.24)	$(0.97)	$(1.15)

Weighted average number of common shares used in loss per share computation, basic and diluted	60,678	59,508	60,387	33,272

Reconciliation of GAAP to non-GAAP basic net loss per share:	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share amounts	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net loss attributable to Solazyme, Inc. common stockholders	$(22,503)	$(14,086)	$(58,522)	$(38,380)
Gain (Loss) from change in fair value of warrant liability	(685)	—	(1,536)	3,637
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	1,001	534	2,939	1,567
Sales, general and administrative	2,742	2,018	8,619	6,008

Total stock-based compensation expense	3,743	2,552	11,558	7,575

Net loss attributable to Solazyme, Inc. common stockholders (non-GAAP)	$(19,445)	$(11,534)	$(48,500)	$(27,168)

Basic and diluted loss per share attributable to Solazyme, Inc. common stockholders (GAAP)	$(0.37)	$(0.24)	$(0.97)	$(1.15)
Gain (Loss) from change in fair value of warrant liability	(0.01)	—	(0.02)	0.11
Stock-based compensation expense	0.06	0.05	0.19	0.22

Net loss per share attributable to Solazyme,Inc. common stockholders (non-GAAP)	$(0.32)	$(0.19)	$(0.80)	$(0.82)

SOLAZYME, INC.

Condensed Consolidated Balance Sheets

In thousands

	September 30, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities	$167,101	$243,724
Other current assets	18,353	15,169

Total current assets	185,454	258,893
Property, plant and equipment —net	32,269	25,985
Other assets	20,010	346

Total assets	$237,733	$285,224

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$7,255	$5,289
Other current liabilities	15,894	23,923

Total current liabilities	23,149	29,212
Other liabilities	1,936	491
Long-term debt	8,587	14,963

Total liabilities	33,672	44,666

Total stockholders’ equity	204,061	240,558

Total liabilities and stockholders’ equity	$237,733	$285,224